Department of Health & Human Services

Public Health Service
9200 Corporate Boulevard
Rockville MD 20850

Jul 28 2005

Helene Lamielle, M.D.
Vice President of Scientific Affairs
STAAR Surgical Company
1911 Walker Avenue
Monrovia, CA 91016

Re:	P030016 STAAR Myopic Visian ICL™ (Implantable Collamer Lens) Models: ICM120, ICM125, ICM130, ICM135 Filed: May 8, 2003

Amended: May 29, July 8, 10, and 15, August 18, September 3, 4, 11, 22 and 25,

2003, January 26, August 19, and December 14, 2004, February 1, June 1 and 2,

July 19, and 27, 2005

Dear Dr. Lamielle:

The Center for Devices and Radiological Health (CDRH) of the Food and Drug Administration (FDA) has reviewed your premarket approval application (PMA) which requests approval for STAAR Myopic Visian ICL™ (Implantable Collamer Lens) — Models: ICMl2, ICM125, ICM130, and ICM135.

We are pleased to inform you that CDRH has determined that the PMA is approvable subject to an FDA inspection that finds the manufacturing facilities, methods and controls in compliance with the applicable requirements of the Quality System Regulation (21 CFR Part 820). If you have not already done so, please notify CDRH as soon as possible in the form of an amendment to the PMA if there will be a delay in setting up your manufacturing facility for production of the device, and provide the expected date that the facility will be prepared for an FDA inspection. If you have any questions regarding the status of your Quality System inspection please contact the Office of Compliance at (240) 276-0131, or your District Office.

CDRH will issue an approval order after the inspectional findings have been reviewed and determined to be acceptable. You may not begin commercial distribution of the device manufactured at your facilities until you have received an approval order.

There are other options in lieu of amending the PMA as indicated above and/or awaiting a CDRH approval decision based upon the findings of an FDA inspection of the manufacturing facility. You may choose to withdraw the PMA or you may treat this letter as a formal denial of approval. If you choose the latter, you may request administrative review, either through a hearing or review by an independent advisory committee, under section 515(d)(4) and 515(g) of the Federal Food, Drug, and Cosmetic Act by filing a petition with the Food and Drug Administration, Dockets Management Branch (HFA 305), Room 1-23, 12420 Parklawn Drive, Rockville, Maryland 20857, within 30 days of the date you receive this letter. A petition for administrative review must be submitted in accordance with general administrative procedures for submission of documents to the Dockets Management Branch (21 CFR 10.20) and in the form of a petition for reconsideration (21 CFR 10.33). After reviewing the petition, FDA will decide whether to grant or deny the petition and will publish a notice of its decision in the FEDERAL REGISTER. If FDA grants the petition, the notice will state the issues to be reviewed, the form of the review to be used, the persons who may participate in the review, the time and place where the review will occur, and other details.

All amendments to the PMA should be submitted in triplicate to the address below and reference the above PMA number to facilitate processing.

PMA Document Mail Center (HFZ-401)
Center for Devices and Radiological Health
Food and Drug Administration
9200 Corporate Blvd.
Rockville, Maryland 20850

If you have any questions concerning this approvable letter, please contact Kesia Alexander, Ph.D. at (301) 594-2053.

Sincerely yours,

/s/ David M. Whipple

David M. Whipple

Acting Director
Division of Ophthalmic and Ear,

Nose and Throat Devices

Office of Device Evaluation
Center for Devices

and Radiological Health